Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Media Contact:
Laura C. Baldwin	Patricia G. Ball
Director of Finance and Investor Relations	Vice President of Marketing & PA
214-473-3969	214-473-3752
laura.baldwin@triadhospitals.com	pat.ball@triadhospitals.com

Triad Announces New $1.1 Billion Credit Facility

PLANO, TX (June 10, 2005) – Triad Hospitals, Inc. (the “Company” or “Triad”) (NYSE: TRI) announced that effective today, it has replaced its $843 million credit facility with a new $1.1 billion credit facility. The new facility comprises a $500 million Term Loan A and a $600 million revolving line of credit (which is currently undrawn), both expiring June 2011; the previous facility comprised a $38.4 million Term Loan A (set to expire March 2007), a $400 million revolving line of credit (set to expire April 2007), and a $404.2 million Term Loan B (set to expire September 2008).

The new Term Loan A and line of credit both bear interest at the London Interbank Offered Rate (“LIBOR”) plus a spread of 0.875% to 1.75%, which is determined based on the Company’s consolidated total leverage ratio. The current pricing is LIBOR plus 1.25%, which is an improvement over the previous pricing of LIBOR plus 2.00% for the prior Term Loan A and LIBOR plus 2.25% for the prior Term Loan B. In addition to the improved pricing, the new facility gives the Company additional financial flexibility by increasing the size of the revolving line of credit and by delaying 75% of the principal repayment of the new Term Loan A until the last year of the credit facility.

Bank of America, N.A. serves as Administrative Agent, and The Bank of Nova Scotia serves as Syndication Agent; JP Morgan Chase Bank, N.A., SunTrust Bank, and Wachovia Bank, National Association serve as Co-Documentation Agents.

Triad, through its affiliates, owns and manages hospitals and ambulatory surgery centers in small cities and selected larger urban markets. The Company currently operates 53 hospitals and 9 ambulatory surgery centers in 15 states with approximately 8,690 licensed beds. In addition, through its QHR subsidiary, the Company provides hospital management, consulting and advisory services to more than 180 independent community hospitals and health systems throughout the United States.

This press release contains forward-looking statements based on current management expectations. Numerous factors, including those related to market conditions and those detailed from time-to-time in the Company’s filings with the Securities and Exchange Commission, may cause results to differ materially from those anticipated in the forward-looking statements. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties and, therefore, actual results may differ materially. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. All references to “Company”, “Triad”, and “Triad Hospitals, Inc.” as used throughout this document refer to Triad Hospitals, Inc. and its affiliates.